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                                                              Exhibit d(2)(C)(i)

                FIRST AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

                               ING INVESTORS TRUST

     This First Amendment, effective as of September 1, 2003, amends the Portfolio Management Agreement (the "Agreement") dated the 24th day of October, 1997 among ING Investors Trust, a Massachusetts business trust (the "Trust"), Directed Services, Inc., a New York corporation (the "Manager") and Eagle Asset Management, Inc., a Florida corporation (the "Portfolio Manager") with regards to ING Eagle Asset Value Equity Portfolio, a Series of the Trust.

                                   WITNESSETH

     WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of September 1, 2003.

     NOW, THEREFORE, the parties agree as follows:

     1. Section 13 is hereby deleted in its entirety and replaced with the following:

          13.  OTHER ACTIVITIES OF PORTFOLIO MANAGER.

               (a) The Manager agrees that the Portfolio Manager and any of its officers, directors or employees, and persons affiliated with it or with any such partner or employee may render investment management or advisory services to other investors and institutions, and such investors and institutions may own, purchase or sell, securities or other interests in property the same as or similar to those which are selected for purchase, holding or sale for the Series, and the Portfolio Manager shall be in all respects free to take action with respect to investments in securities or other interests in property the same as or similar to those selected for purchase, holding or sale for the Series. On occasions when the Portfolio Manager deems the purchase or sale of a security to be in the best interests of the Series, as well as other clients of the Portfolio Manager, the Portfolio Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Portfolio Manager in the manner the Portfolio Manager considers to be most equitable and consistent with its fiduciary obligations to the Series and to such other clients. Nothing in this Agreement shall impose upon the Portfolio Manager any obligation to purchase or sell or recommend for purchase or sale, for the Series any security which it, its officers, directors, affiliates or employees may purchase or sell for the Portfolio Manager or such partner's, affiliate's or employee's own accounts or for the account of any other client, advisory or otherwise.

               (b) The services of the Portfolio Manager to the Series and the Trust are not to be deemed to be exclusive, and the Portfolio Manager shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Portfolio Manager may not consult with any other portfolio manager of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust,

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including the Series, except that such consultations are permitted between the current and successor portfolio managers of the Series in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

     2. Each Section number and applicable references to each Section following the inserted Section 13 above, will increase numerically by one (i.e., Section 13 will be Section 14, etc.).

     3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                              ING INVESTORS TRUST


                              By:   /s/ Robert S. Naka
                                    ----------------------------------
                                    Robert S. Naka
                                    Senior Vice President


                              DIRECTED SERVICES, INC.


                              By:   /s/ David L. Jacobson
                                    ----------------------------------
                                    Name:  David L. Jacobson
                                           ---------------------------
                                    Title: SVP
                                           ---------------------------


                              EAGLE ASSET MANAGEMENT, INC.


                              By:   /s/ Stephen G. Hill
                                    ----------------------------------
                                    Name:  Stephen G. Hill
                                           ---------------------------
                                    Title: President
                                           ---------------------------

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